Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated November 17, 2016 (May 5, 2017 as to the effects discussed in Note 4) relating to the consolidated financial statements of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Erika Regalado García

Erika Regalado García

Mexico City, Mexico

October 30, 2017